Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED
CERTIFICATE OF INCORPORATION
OF
CHENIERE ENERGY, INC.
Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Cheniere Energy, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify:

1.
That the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, as amended by a Certificate of Amendment dated February 8, 2005, declaring its advisability and directing that this amendment be submitted for consideration by its stockholders. The resolution is as follows:

RESOLVED, that the first sentence of Article FIFTH of the Restated Certificate of Incorporation, as amended, be amended and restated in its entirety to read as follows:
FIFTH: “The total number of shares of stock that the Company shall have authority to issue is 485,000,000 shares, consisting of:
(i)     480,000,000 shares of Common Stock, having a par value of $.003 per share; and
(ii)    5,000,000 shares of Preferred Stock, having a par value of $.0001 per share.”

2.	That thereafter, stockholders of the Corporation at an annual meeting thereof, duly adopted the foregoing amendment.

3.	That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

4.	That the capital of the Corporation shall not be reduced under or by reason of said amendment.
IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed as of the 1st day of June, 2012.

CHENIERE ENERGY, INC.

By:	/s/ Meg A. Gentle
Name:	Meg A. Gentle
Title:	Senior Vice President and
Chief Financial Officer